UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2016

FORESIGHT ENERGY LP

(Exact name of registrant as specified in its charter)

Delaware	001-36503	80-0778894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway

Suite 2600

Saint Louis, MO 63102

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 932-6160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On August 11, 2016, Foresight Energy LLC and Foresight Energy Finance Corporation (wholly owned subsidiaries of Foresight Energy LP (the “Partnership”)) (together, the “Issuers”), received the requisite noteholder consents to enter into a supplemental indenture (the “Existing Senior Notes Supplemental Indenture”) with the trustee for the Issuers’ 7.875% Senior Notes due 2021 (the “Existing Senior Notes”), providing for a conditional proposed amendment (the “Proposed Amendment”) to the indenture governing the Existing Senior Notes (as amended, supplemented or otherwise modified from time to time, the “Existing Senior Notes Indenture”).

Noteholder Consents to the Proposed Amendment.

Pursuant to a consent solicitation statement dated August 1, 2016, the Issuers solicited (such solicitation, the “Consent Solicitation”) the required consents of the holders of the Existing Senior Notes for the Proposed Amendment in accordance with the procedures prescribed by the Existing Senior Notes Indenture. Pursuant to the Existing Senior Notes Indenture, the written consent of holders of at least a majority in aggregate principal amount of the outstanding Existing Senior Notes that were not owned by the Issuers or one of their affiliates as of the record date for the Consent Solicitation (June 30, 2016), voting as a single class, was required to adopt the Proposed Amendment. The noteholder consents for the Proposed Amendment were obtained prior to the expiration of the Consent Solicitation (5:00 p.m. New York City Time on August 11, 2016). Accordingly, upon the Issuers obtaining the noteholder consents for the Proposed Amendment, such noteholder consents became irrevocable in accordance with the terms of the Consent Solicitation. The Issuers have a total of $600,000,000 aggregate principal amount of Existing Senior Notes outstanding.  The noteholders representing $504,346,000 in aggregate principal amount of Existing Senior Notes that responded to the Consent Solicitation each consented to the Proposed Amendment.

Description of the Proposed Amendment.

Upon its effectiveness, the Proposed Amendment would amend Section 8.05 of the Existing Senior Notes Indenture (entitled “Satisfaction and Discharge of Indenture”) by deleting, in its entirety, subsection (2) thereof, which currently requires (as a condition precedent for the satisfaction and discharge of the obligations in respect of the Existing Senior Notes and the Existing Senior Notes Indenture) the absence of an existing Default or Event of Default (each as defined in the Existing Senior Notes Indenture) on the date that an Issuer or guarantor deposits funds with the trustee for such satisfaction and discharge (and requires further that such deposit not result in a Default or Event of Default under the Existing Senior Notes Indenture or a default under any other instrument to which an Issuer or guarantor is a party or by which an Issuer or guarantor is bound).

Upon execution of the Existing Senior Notes Supplemental Indenture, the Proposed Amendment to Section 8.05 of the Existing Senior Notes Indenture contained within the Existing Senior Notes Supplemental Indenture will not become effective until (and shall be deemed effective immediately prior to) the consummation of the previously disclosed exchange offer that is currently being conducted as part of the Partnership’s proposed restructuring.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this Current Report on Form 8-K may constitute “forward-looking statements.” The words “propose,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “outlook,” “estimate,” “potential,” “continues,” “may,” “will,” “seek,” “approximately,” “predict,” “anticipate,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that the future developments affecting us will be those that we anticipate. All comments concerning the proposed restructuring referenced herein are based on the current state of the ongoing related negotiations.

The successful consummation of the restructuring transactions is subject to various conditions, including the successful negotiation of definitive documentation and other conditions that are not within the control of the Partnership or its affiliates. There can be no assurances that the Partnership or any of its affiliates will be able to successfully negotiate or implement any of the proposed restructuring transactions, or if they are able to do so, that such negotiation or implementation will be consistent with the terms described herein.

We continue to experience substantial financial, business, operational and reputational risks that threaten our ability to continue as a going concern and could materially affect our present expectations and projections. For additional information regarding known material factors that could cause our actual results to differ from those contained in or implied by forward-looking statements, please see the sections entitled “Risk Factors” in the Partnership’s: (i) Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016; and (ii) subsequently filed Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESIGHT ENERGY LP
By: Foresight Energy GP LLC, its general partner

By: /s/ Robert D. Moore
Robert D. Moore President and Chief Executive Officer

Date: August 17, 2016